SEPARATION AGREEMENT

          This Separation Agreement (this "Agreement") is made and entered into as of the 31st day of October, 2007 by and between Igene Biotechnology, Inc. ("Igene") and Tate & Lyle Fermentation Products Ltd. ("Tate & Lyle").

RECITALS

          A. Tate & Lyle and Igene entered into a Joint Venture Agreement on March 19, 2003, as amended, to create Astaxanthin Partners Ltd. (the "Joint Venture Agreement") and certain ancillary agreements (the "JV Ancillary Agreements") to carry out the purpose of Astaxanthin Partners Ltd. (the "Company").

          B. Tate & Lyle and Igene are the sole shareholders of the Company, with Igene owning 6,000 Class B Shares of the Company (the "Igene Shares") and Tate & Lyle owning 6,000 Class A Shares of the Company (the "Tate & Lyle Shares" and together with the Igene Shares, the "Shares").

          C. Tate & Lyle and Igene wish to terminate their relationship as joint owners of the Company as set forth herein.

AGREEMENT

          NOW, THEREFORE, in consideration of the foregoing Recitals, and of the mutual representations, warranties, covenants, and agreements hereinafter set forth, the parties hereby agree as follows:

1. Overview of the Transaction.

At Closing, Igene will sell and transfer to Tate & Lyle, and Tate & Lyle will purchase and acquire from Igene, all of the Igene Shares.

Immediately upon Tate & Lyle's acquisition of the Igene Shares: (i) Tate & Lyle will ensure that the Company sells to Igene, and Igene will purchase from the Company, the Company's intellectual property and the Company's inventory as of the Closing; (ii) Tate & Lyle will assign to Igene, and Igene will assume, the Company's contracts with vendors and customers (provided customers and vendors consent where consent is required), except with respect to any third-party customer/vendor contract in which Astaxanthin Manufacturing Ltd. or Tate & Lyle (or any of its affiliates) is a vendor or customer, and as is further defined in the Assignment of Contracts Agreement; (iii) the Support Services Agreement between Igene and the Company, dated May 22, 2003, shall terminate; and (iv) the Joint Venture Agreement and that certain side Agreement between Igene and Tate & Lyle PLC, signed in October and November 2005, shall terminate.

For purposes of determining the Company's inventory at Closing, Tate & Lyle will take a physical count of the inventory on October 31, 2007 and Igene will be present to verify this count of the Company's inventory. The parties agree that this physical inventory count shall be determinative of inventory for purposes of this Agreement and the transactions and agreements contemplated herein.

Except as otherwise provided herein, the closing for this Agreement and the transactions and agreements contemplated herein shall take place on October 31, 2007 (the "Closing Date" or the "Closing").

For five years following Closing, Tate & Lyle shall not, and shall ensure that its affiliates shall not, directly or indirectly, as stockholders, consultants, members, partners or in any other capacity engage in any enterprise or business anywhere in the world, to (a) manufacture astaxanthin or (b) develop, market or sell products falling within the Field of Agreement (as defined in the Joint Venture Agreement). Tate & Lyle agrees to promptly destroy or return to Igene (i) all strains of phaffia and their derivatives used for making astaxanthin and (ii) all written materials in its possession regarding the process to produce astaxanthin. Furthermore, Tate & Lyle agrees not to violate any patented procedures belonging to Igene nor to disclose to third parties trade secrets regarding the making of astaxanthin. Notwithstanding the foregoing, if a court of competent jurisdiction determines that the obligations set forth in this paragraph are unreasonable in scope, time or geography, such court is hereby authorized by the parties to enforce such provisions with narrower scope, shorter time or lesser geography as such court determines to be the maximum that is reasonable and proper in the circumstances.

At Closing, Tate & Lyle shall provide Igene with copies of operating, manufacturing and sales records of the Company.

Following Closing, Igene shall use its best commercial efforts to collect the Company accounts receivable in existence as of the Closing Date. Igene shall forward such amounts to the Company when collected. If Igene is unable to collect the Company's accounts receivable, then Tate & Lyle and/or the Company shall have the right to pursue any and all uncollectible Company accounts receivable on its own and take any actions it deems necessary to collect the Company's account receivables from debtors of the Company without obligation to Igene. If Tate & Lyle is unable to collect such accounts receivable, Igene shall pay one-half of all such uncollectible accounts receivable to Tate & Lyle, which amount shall be paid as Deferred Inventory Payment.

The parties will enter into and execute, without further consideration, agreements and instruments as may be necessary or reasonably requested by the other party in order to effectuate the intent and purpose of this Agreement (the "Ancillary Separation Agreements"). The Ancillary Separation Agreements shall include: a Share Purchase Agreement (the "Share Purchase Agreement") a form of which is attached hereto as Schedule A; an Asset Purchase Agreement for the inventory, intellectual property and Downstream Assets (the "Asset Purchase Agreement") a form of which is attached hereto as Schedule B; an Assignment of Contracts Agreement (the "Assignment of Contracts Agreement") a form of which is attached hereto as Schedule C; and a Deed of Charge.

2. Consideration.

In consideration for the Igene Shares, Tate & Lyle shall credit to Igene an amount equal to fifty percent (50%) of the Company's Net Working Capital as of the Closing Date (the "Share Value"). The Company's Net Working Capital shall be defined as inventory valued at Current Market Price plus accounts receivable plus cash on hand, less accounts payable of $890,000.00 (eight hundred and ninety thousand U.S. dollars) and accruals (excluding payables to Tate & Lyle and Igene and their respective affiliates) (the "Net Working Capital"); and the value of each component of the Company's Net Working Capital shall be determined in accordance with the Company's historical accounting practices, consistently applied. Except as otherwise provided herein, all of the assets and liabilities of the Company shall remain in the Company.

At Closing, Igene shall purchase from the Company the Company's inventory at the Current Market Price. The Current Market Price for the inventory shall be defined as $___*/kg of astaxanthin. The purchase price for the Company's inventory shall consist of the following:

1.

At Closing, Igene: (i) assumes the Company's rebate liabilities; (ii) assumes a fixed amount for other Company accounts payable of $890,000.00 (eight hundred and ninety thousand U.S. dollars) and (iii) shall forgive all of the Company's accounts payable to Igene (together, the "Assumption of Liabilities");

2.	At Closing, Igene shall credit an amount equal to the Share Value; and

3.

Following Closing, Igene shall pay deferred consideration, secured by the inventory, of an amount equal to (x) the Current Market Price of the inventory at Closing (less the sum of (i) $175,000 (one hundred and seventy five thousand U.S. dollars) minus (ii) the actual costs incurred to date by the Company for recertifying part of the purchased inventory, which costs shall include costs for freight, customs, and insurance in shipping the product for recertification and the actual costs of recertification of the product) minus (y) the Assumption of Liabilities minus (z) the Share Value (the sum of this calculation being the "Deferred Inventory Payment"). The Deferred Inventory Payment shall be paid to the Company (or its designee) out of 50% of Igene's actual collections of its accounts receivable on a going forward basis.

*	Portion intentionally deleted pursuant to a request for confidential treatment.

Igene shall purchase the Company's intellectual property (the "Company's IP") for $1 (one U.S. dollar).

For other valuable consideration received herein by Igene from Tate & Lyle, Igene shall pay to Tate & Lyle an earnout equal to a maximum of $5,000,000.00 (five million U.S dollars), which earnout shall be paid as follows:

Beginning October 31, 2007, Igene shall pay Tate & Lyle an earnout equal to five percent (5%) of Igene's gross revenue from the sale of astaxanthin that falls under the Field of Agreement as defined in the Joint Venture Agreement, to be paid on a monthly basis, subject to the following conditions:

1.	No earnout shall be paid on the first $2,000,000.00 (two million U.S. dollars) of revenue earned by Igene on a monthly basis;

2.

Except where the amount of earnout due in a month would exceed one-third (1/3) of the operating cash flow of Igene in that month. If the payment of the full earnout causes the operating cash flow of Igene to be reduced by more than one-third (1/3) Igene shall pay so much of the earnout as it can in any given month so that its cashflow is not reduced by more than one-third (1/3). Any unpaid balance shall be deferred to the next month until the total earnout payment is paid in full. For purposes of this agreement, cash flow shall not be affected by the prepayments of indebtedness or the payment of any amounts to Igene's shareholders or management, including but not limited to dividends, stock repurchase, bonuses, payment of indebtedness or the like; and

3.	No more than $2,000,000 (two million U.S. dollars) shall be paid to Tate & Lyle in any one year.

3. The Selby Plant and Certain Expenses.

As of the Closing Date, Tate & Lyle and the Company shall have no obligation to manufacture astaxanthin for, or supply astaxanthin to, Igene. Tate & Lyle shall manage the closure process and bear the expense of closing the Selby Plant as required.

Igene shall purchase certain downstream assets and lab equipment which are more particularly identified in the Asset Purchase Agreement (the "Downstream Assets"). Igene shall remove the Downstream Assets and Igene shall pay for all costs and expenses associated with the removal of the Downstream Assets and such removal shall take place no earlier than November 2, 2007 and no later than February 29, 2008. If Tate & Lyle or the Company sells the Selby site then Igene shall promptly remove the Downstream Assets. Igene shall provide Tate & Lyle with at least five business days' written notice of when it intends to remove the Downstream Assets and such removal shall be monitored and supervised by Tate & Lyle. The purchase price for the Downstream Assets shall be $1,000,000.00 (one million U.S. dollars) and will be payable by Igene on a deferred payment basis, secured by the Downstream Assets, with deferred payments equaling 50% of Igene's actual collections of its accounts receivable on a going forward basis until the purchase price is paid.

For sake of clarity, with respect to Igene's deferred payments in connection with the Downstream Assets and the Deferred Inventory Payment, Igene's payments shall equal 50% of Igene's actual collections of its accounts receivable until Igene has satisfied in full these obligations.

Tate & Lyle shall provide Igene access to the Selby site to utilize the Downstream Assets for purposes of blending product. Access to the Selby site for this purpose shall end the earlier of: (i) December 31, 2007; (ii) the time at which Igene removes the Downstream Assets or (iii) the time at which the Selby site is sold to a third party (the "Term"). During the Term, Igene shall pay any and all costs and expenses associated with or relating to the operation of the Downstream Assets, including but not limited to the utilities. Payment for such costs shall be made by Igene in cash or immediately available funds on a monthly basis upon presentment of an invoice by Tate & Lyle. Igene is responsible to secure, and shall be fully liable for, the personnel necessary to operate the Downstream Assets. The personnel shall comply with Tate & Lyle's site policies and procedures. Except for Joe Downs, the personnel hired by Igene to operate the Downstream Assets shall not have previously worked at the Selby site. Igene shall pay for Joe Down's salary, benefits and incidental expenses in relation to his employment so long as he is employed by Tate & Lyle and working on astaxanthin-related activities. Igene shall indemnify, defend and hold harmless Tate & Lyle and its officers, directors, employees, affiliates (including but not limited to Tate & Lyle PLC and its subsidiaries and affiliates), subsidiaries, assigns and successors-in-interest from and against any and all claims, liabilities, suits, damages, costs and expenses relating to or in connection with (i) Igene's utilization of the Downstream Assets and (ii) Igene's obligations provided for in this paragraph. For sake of clarity, the parties acknowledge and agree that Tate & Lyle and its affiliates shall not be in breach of any non-compete provision in the Separation Agreement or the Ancillary Separation Agreements by fulfilling its obligations as provided for in this paragraph.

4. Indemnity and Waiver.

For Company contracts that are assigned to Igene at Closing, Igene shall indemnify and hold harmless the Company in full from and against any and all claims, suits, costs, expenses, liabilities and damages that arise from or relate to events that occur after the Closing.

Igene shall waive any and all claims, liabilities, causes of action, suits and damages of any kind, whether now known or unknown, against Tate & Lyle and the Company and their respective officers, directors, employees, affiliates (including but not limited to Tate & Lyle PLC and its subsidiaries and affiliates), subsidiaries, assigns, and successors-in-interest, except with respect to the obligations arising under this Agreement and/or the Ancillary Separation Agreements.

Tate & Lyle shall waive any and all claims, liabilities, causes of action, suits and damages of any kind, whether now known or unknown, against Igene and its respective officers, directors, employees, affiliates, subsidiaries, assigns, and successors-in-interest, except with respect to the obligations arising under this Agreement and/or the Ancillary Separation Agreements. For sake of clarity, Tate & Lyle and the Company do not waive any claims, liabilities, causes of action, suits and damages with respect to any payment obligations of Igene hereunder or under the Ancillary Separation Agreements and/or Assumption of Liabilities hereunder or under the Ancillary Separation Agreements.

5. Audited Financials and Assignment.

Until such time as Igene has fully satisfied its obligations to Tate & Lyle and the Company as required herein: (i) Igene shall prepare its financial statements in accordance with U.S. GAAP and pursuant to the rules and regulations of the SEC; (ii) Igene shall provide Tate & Lyle on a yearly basis with Igene's audited financial statements and on a monthly basis with Igene's unaudited financial statements; (iii) as requested by Tate & Lyle, Igene shall provide information and access to Igene's books to Tate & Lyle as such information and books relate to the accounts and payments set forth herein; and (iv) Igene shall not assign or transfer this Agreement and the Ancillary Separation Agreements or assign or transfer any of its rights and obligations hereunder or under the Ancillary Separation Agreements.

6. Further Assurance and Assistance.

After the date hereof, each party from time to time shall, without further consideration, execute and deliver such further documents and instruments and take such other actions as may be reasonably requested by the other party hereto in order to carry out the intent and purpose of this Agreement.

7. Notices.

Unless otherwise specifically provided in this Agreement, all notices, requests, consents, approvals, agreements, or other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered by hand or sent by facsimile transmission with subsequent written confirmation by U.S. mail, or by registered or certified mail, postage prepaid, return receipt requested, or recognized courier service, addressed as follows:

If to Tate & Lyle:	Tate & Lyle Fermentation Products Ltd.
c/o Tate & Lyle Ingredients Americas, Inc.
2200 E. Eldorado Street
Decatur IL 62521
Attn: President
Fax: 217-421-4708

With a copy to:

Tate & Lyle Ingredients Americas, Inc.
2200 E. Eldorado Street
Decatur IL 62521
Attn: General Counsel
Fax: 217-421-2935

If to Igene:	Igene Biotechnology, Inc.
9110 Red Branch Road
Columbia, MD 21045-2024
Attn: President
Fax: 410-730-0540

With a copy to:

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, NY 10038
Attn: Martin H. Neidell
Fax: 212-806-7836

or to such other address as a party shall designate for itself by notice to the other party given in accordance herewith. Any such notice or other communication shall be deemed to have been given or made (a) upon delivery, if delivered personally, sent by courier service or sent by certified or registered mail, or (b) when receipt is electronically confirmed, if sent by facsimile transmission during business hours.

8. Entire Agreement.

This Agreement encompasses the entire understanding and agreement among the parties and their respective affiliates with respect to the subject matter of this Agreement, and hereby supersedes and replaces any and all prior representations, warranties, understandings, and agreements, both oral or written, heretofore made among the parties and/or their respective affiliates with respect to the subject matter of this Agreement including but not limited to the Joint Venture Agreement, the JV Ancillary Agreements and that certain Side Agreement between Igene and Tate & Lyle PLC, signed by: Igene on November 14, 2005; Tate & Lyle PLC on October 28, 2005 and the Company on November 18, 2005. If there is a conflict between this Agreement and the Share Purchase Agreement, the Asset Purchase Agreement, the Assignment of Contracts Agreement or any other Ancillary Separation Agreement, this Agreement shall prevail.

9. Modification.

No change, modification, or waiver of any provision of this Agreement shall be valid or binding unless it is in writing and signed by the parties. No waiver of any breach, term, or condition shall constitute a subsequent waiver of the same or any other breach, term, or condition.

10. Law.

This Agreement shall be governed by and construed exclusively in accordance with laws of the State of Delaware without regard to the choice of law principles thereof. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, and permitted assigns.

11. Miscellaneous.

Each party shall pay its respective expenses incurred in connection with this Agreement and the transactions contemplated hereby. For the convenience of the parties and to facilitate execution, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document. In their sole discretion, Tate & Lyle and the Company shall have the right to assign or transfer any and all benefits and rights (including but not limited to payments due to Tate & Lyle and/or the Company) under this Agreement and/or the Ancillary Separation Agreements to any entity or person.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

Tate & Lyle Fermentation Products Ltd. ___________________________ By: _______________________ Igene Biotechnology, Inc. ___________________________ By: _______________________